CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the registration statements (numbers 33-05987, 33-08768, 33-19409, 33-20583, 33-54346 and
333-41349) filed on Forms S-8, the registration statements (numbers 33-29192, 33-33596 and 333-35263) filed on Forms S-3 and in the registration statement (number 333-44547) filed on Form S-4 of CSC Holdings, Inc. of our report dated March 12, 1999 relating to the consolidated balance sheets of CSC Holdings, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficiency and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998 which report appears in the December 31, 1998 annual report on Form 10-K of CSC Holdings, Inc.

Melville, New York
March 29, 1999